EXHIBIT 99.1 – Shareholder Communications Letter

(First South Bancorp, Inc. Letterhead)

June 2, 2017

Dear Stockholder,

First South Bancorp (the “Company”) issued a press release on April 20, 2017 reporting first quarter financial results, and filed its Securities and Exchange Commission Form 10-Q on May 9, 2017. The 10-Q document contains a more comprehensive discussion regarding the financial condition and performance of your Company as of and for the three-month period ended March 31, 2017. Both documents can be found through the “Investor Information” link within the “About Us” section of our website at www.firstsouthnc.com. Included with this newsletter is a set of financial statements as of and for the three- month period ended March 31, 2017. Here are some highlights from our announcement:

➢	Strong quarterly earnings performance with net income of $1.9 million, diluted EPS of $0.20 per share, return on average assets of 0.75%, return on average equity of 8.52% and return on average tangible common equity* of 9.32%.
➢	Pre-tax, pre-provision operating earnings* for the quarter of $3.0 million are 48% higher than the $2.0 million reported for the prior year first quarter.
➢	Total assets grew to $1.04 billion at March 31, 2017, the Company’s first quarter-end reporting period to surpass the billion dollar threshold.
➢	Loans and leases held for investment grew $88.1 million or 13.8% during the past twelve months to $727.1 million.
➢	Deposits grew $101.2 million or 12.4% during the past twelve months to $919.9 million.
➢	Total non-interest bearing deposits grew 24.6% to $204.6 million on a year-over-year basis.
➢	Net interest margin expanded to 3.74% for the quarter, compared to 3.66% for the first quarter of 2016.
➢	Asset quality metrics continue to improve.
➢	Continued to maintain a strong capital position.
➢	The consolidation of two branches into nearby locations should improve future efficiency.
➢	Increased quarterly dividend payment rate to $0.035 per share, a 16.7% increase over the previous quarterly dividend of $0.03.

From a balance sheet perspective, total assets have grown to over $1 billion, total loans and leases held for investment are $727 million, total deposits are $920 million and total stockholders’ equity is $89 million. While the size of the Company does not directly impact profitability, continuing to grow and expand allows us to leverage our resources and expenses over a greater dollar amount of assets, thus improving our efficiency and our earnings. Over the twelve-month period from March 31, 2016 to March 31, 2017, we have grown the loan and lease portfolio by over $88 million. Largely due to the loan and lease growth, total interest income increased by $932,000 or almost 11% for the first quarter of 2017 compared to the comparative prior year period. Deposits, which are the Company’s main funding source, have grown by over $101 million over the last twelve months with approximately $96 million being in lower cost checking, savings and money market accounts and $5 million in certificates of deposit. Non-interest income is $3.3 million for the current three-month period compared to $3.6 million a year ago. Excluding certain one-time revenues and gains on investment securities sales in the first quarter of 2016 totaling $514,000, core non-interest income* increased by $236,000 in the current period. Revenues from mortgage loan activities accounted for $148,000 of the total increase in non-interest income. Total non-interest expenses declined by $59,000 during the first quarter of 2017 compared to the prior year comparative quarter.

The Federal Reserve Open Market Committee (FOMC) has raised short-term interest rates by 0.25% on two occasions beginning in December 2016. Intermediate and longer term interest rates have remained at historically low levels. Due to the growth in our loan and lease portfolio, coupled with a shift of earning assets from lower-yielding to higher-yielding assets, the Company has been able to expand its net interest margin for the first quarter of 2017 to 3.74% from 3.66% a year ago. Despite the significant loan and lease growth at these lower rates of interest, we have been able to increase the overall yield on our portfolio by 5 basis points from 4.59% a year ago to 4.64% for the most recent quarter. Our overall cost of interest-bearing funding remains at a low 0.41%.

During the first quarter, we closed two branch offices and consolidated those operations into two other nearby branch locations. We should begin to realize the cost savings from these consolidations in future periods. In conjunction with the consolidation of one of our Washington, NC branch offices, we have completed a renovation of the branch located at our headquarters at 1311 Carolina Avenue. This is the fourth branch that we have re-designed to create a better customer-focused experience. We would invite you to visit the remodeled location and give us an opportunity to show you around! And speaking about visiting, we encourage you to like us on Facebook or follow us on LinkedIn or Instagram. We have an expanding social media presence and you can keep abreast of events and “goings on” at First South Bank through these social media channels.

Based in part on our strong financial results for the first quarter, along with the prospect of regulatory and tax reform, our stock price continues to perform well. As of May 9, 2017, FSBK closed at $13.31 per share, up $1.36 or 11.38% compared to the year-end closing price of $11.95. Your Board of Directors recently announced the declaration of a $0.035 per share dividend paid on May 19, 2017, to shareholders of record May 8, 2017. It remains a top priority to create a high performing community bank and we are taking steps each quarter to accomplish this goal.

The Annual Meeting of Stockholders will be held on Thursday, June 29, 2017 at our Operations Center on Creekside Drive in Washington, NC. We mailed our Annual Report and Proxy Statement to stockholders on June 2, 2017. This year, we will again have a Stockholder Proposal on the ballot. I would ask that you read the Stockholder Proposal Regarding the Sale, Merger or Other Disposition of the Company and the Company’s Statement of Opposition on pages 17 and 18 of the Proxy Statement. I encourage you, as you make your decision on how to vote on this matter, to give careful consideration to the financial progress your Company has made over the past five years. Additionally, please consider that your Board of Directors is in the best position to determine if or when to sell this Company as opposed to being pressured into making a decision which may not be in the best interest of the Company’s stockholders. The Board recommends that you vote “AGAINST” the proposal to sell the Company. My contact information is shown below and I am happy to discuss any concerns you may have regarding the proposal.

Thank you for your continued support of First South Bancorp.

Sincerely,

/s/ Bruce W. Elder

Bruce W. Elder, President & CEO

(252) 940-4936

bruce.elder@firstsouthnc.com

Forward-Looking Statements

Statements contained in this letter which are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and including without limitation other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Important Additional Information Regarding Proxy Solicitation

First South Bancorp, Inc. (the “Company”) has filed a definitive proxy statement and form of proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s 2017 Annual Meeting (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from stockholders in respect of the 2017 Annual Meeting. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and stockholders are able to obtain a copy of the definitive proxy statement and other relevant documents filed by the Company free of charge from the SEC’s website, www.sec.gov. The Company’s stockholders are also be able to obtain, without charge, a copy of the Definitive Proxy Statement and other relevant filed documents by directing a request by mail to First South Bancorp, Inc., Attn: Corporate Secretary, 1311 Carolina Avenue, Washington, North Carolina 27889 or from the investor information section of the Company’s website, https://www.firstsouthnc.com.

*NON-GAAP FINANCIAL MEASURES

Important disclosures about and reconciliations of non-GAAP measures to the corresponding GAAP measures, are provided below and attached to this letter.

This letter and the accompanying Supplemental Financial Data contain financial information determined by methods other than in accordance with generally accepted accounting principles (GAAP) in the United States. Management uses these "non-GAAP" measures in their analysis of the Company's performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of non-GAAP disclosures are provided within the accompanying tables to this letter.

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	March 31,	December 31,	March 31,
	2017	2016	2016
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$21,650,045	$22,854,712	$17,729,075
Interest-bearing deposits with banks	49,062,514	23,320,968	18,385,994
Investment securities available for sale, at fair value	194,538,513	192,606,119	213,011,148
Investment securities held to maturity	509,912	509,617	508,746
Mortgage loans held for sale	2,506,883	5,098,518	2,489,873

Loans and leases held for investment	727,142,668	700,642,291	639,044,574
Allowance for loan and lease losses	(8,940,879)	(8,673,172)	(8,135,054)
Net loans and leases held for investment	718,201,789	691,969,119	630,909,520

Premises and equipment, net	11,572,036	11,291,596	12,143,734
Assets held for sale	192,720	192,720	1,083,320
Other real estate owned	3,114,760	3,229,423	5,956,092
Federal Home Loan Bank stock, at cost	1,528,900	1,573,700	1,828,700
Accrued interest receivable	2,973,712	3,525,684	2,845,975
Goodwill	4,218,576	4,218,576	4,218,576
Mortgage servicing rights	2,140,105	2,148,905	1,247,005
Identifiable intangible assets	1,550,768	1,611,187	1,824,432
Bank-owned life insurance	18,219,320	18,080,183	17,653,186
Prepaid expenses and other assets	7,443,786	8,470,887	8,272,379

Total assets	$1,039,424,339	$990,701,914	$940,107,755

Liabilities and Stockholders' Equity
Deposits:
Non-interest bearing demand	$204,575,610	$196,917,165	$164,244,311
Interest bearing demand	298,983,678	272,098,903	244,323,710
Savings	147,718,357	145,031,981	146,254,503
Large denomination certificates of deposit	135,765,040	122,819,510	119,229,985
Other time	132,823,471	133,732,804	144,614,799
Total deposits	919,866,156	870,600,363	818,667,308

Borrowed money	15,000,000	17,000,000	21,500,000
Junior subordinated debentures	10,310,000	10,310,000	10,310,000
Other liabilities	4,966,400	5,607,832	5,451,329
Total liabilities	950,142,556	903,518,195	855,928,637

Common stock, $.01 par value, 25,000,000 shares authorized; 9,500,266; 9,494,935; and 9,493,776 shares outstanding, respectively	95,003	94,949	94,938
Additional paid-in capital	36,042,028	36,018,743	35,957,524
Retained earnings	51,100,449	49,560,595	44,914,635
Accumulated other comprehensive income	2,044,303	1,509,432	3,212,021
Total stockholders' equity	89,281,783	87,183,719	84,179,118

Total liabilities and stockholders' equity	$1,039,424,339	$990,701,914	$940,107,755

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Operations

Three Months Ended March 31, 2017 and 2016

(Unaudited)

	Three Months Ended
	March 31,
	2017	2016

Interest income:
Interest and fees on loans	$8,213,288	$7,191,595
Interest on investments and deposits	1,390,679	1,480,252
Total interest income	9,603,967	8,671,847

Interest expense:
Interest on deposits	753,989	669,276
Interest on borrowings	61,959	73,086
Interest on junior subordinated notes	124,250	140,039
Total interest expense	940,198	882,401

Net interest income	8,663,769	7,789,446
Provision for credit losses	265,000	225,000
Net interest income after provision for credit losses	8,398,769	7,564,446

Non-interest income:
Deposit fees and service charges	1,856,220	1,907,407
Loan fees and charges	86,044	56,985
Mortgage loan servicing fees	321,838	234,001
Gain on sale and other fees on mortgage loans	473,562	413,861
Gain (loss) on sale of other real estate, net	81,651	(12,168)
Gain on sale of investment securities	0	283,514
Other income	478,787	692,285
Total non-interest income	3,298,102	3,575,885

Non-interest expense:
Compensation and fringe benefits	5,113,553	5,039,954
Federal deposit insurance premiums	147,374	161,609
Premises and equipment	1,398,550	1,373,809
Marketing	63,739	187,818
Data processing	793,368	796,487
Amortization of intangible assets	149,197	131,527
Other real estate owned expense	164,767	93,674
Other	1,216,002	1,321,048
Total non-interest expense	9,046,550	9,105,926

Income before income tax expense	2,650,321	2,034,405
Income tax expense	778,124	573,611

NET INCOME	$1,872,197	$1,460,794

Per share data:
Basic earnings per share	$0.20	$0.15
Diluted earnings per share	$0.20	$0.15
Dividends per share	$0.035	$0.025
Average basic shares outstanding	9,497,601	9,491,201
Average diluted shares outstanding	9,541,548	9,514,797

First South Bancorp, Inc.

Supplemental Financial Data (Unaudited)

	Quarter to Date
(dollars in thousands except per share data)	3/31/2017	3/31/2016
Per Share Data:
Basic earnings per share	$0.20	$0.15
Diluted earnings per share	$0.20	$0.15
Dividends per share	$0.035	$0.025
Book value per share	$9.40	$8.87

Shares outstanding	9,500,266	9,493,776
Average basic shares	9,497,601	9,491,201
Average diluted shares	9,541,548	9,514,797

Performance ratios (tax equivalent):
Yield on loans receivable	4.64%	4.59%
Yield on average earning assets	4.15%	4.07%
Total cost of funding sources	0.41%	0.42%
Net interest spread	3.62%	3.55%
Net interest margin	3.74%	3.66%
Average earning assets to total average assets	93.32%	92.20%

Return on average assets (annualized)	0.75%	0.63%
Return on average equity (annualized)	8.52%	6.97%
Efficiency ratio	74.92%	80.74%

Average assets	$1,014,310	$938,702
Average earning assets	$946,578	$865,463
Average equity	$89,143	$84,265

Equity/Assets	8.59%	8.95%

Asset quality data and ratios:
Nonaccrual loans and leases:
Non-TDR nonaccrual loans and leases
Earning	$576	$945
Non-Earning	1,479	895
Total Non-TDR nonaccrual loans and leases	$2,055	$1,840
TDR nonaccrual loans and leases
Current TDRs	$720	$847
Past Due TDRs	-	154
Total TDR nonaccrual loans and leases	$720	$1,001
Total nonaccrual loans and leases	$2,775	$2,841
Loans and leases >90 days past due, still accruing	-	153
Other real estate owned	3,115	5,956
Total nonperforming assets	$5,890	$8,950

Allowance for loan and lease losses to loans and leases HFI	1.23%	1.27%

Net charge-offs (recoveries)	$(3)	$(44)
Net charge-offs (recoveries) to total loans and leases	0.00%	-0.01%
Total nonaccrual loans and leases to total loans and leases HFI	0.38%	0.44%
Total nonperforming assets to total assets	0.57%	0.95%
Total loans and leases to total deposits	79.32%	78.36%
Total loans and leases to total assets	70.20%	68.24%

*Reconciliation of Non-GAAP Measures:
Pre-tax pre-provision operating earnings (non-GAAP):
Income before taxes (GAAP)	$2,650	$2,035
Provision for credit losses	265	225
Pre-tax pre-provision net income	2,915	2,260
Securities (gains) losses, net	-	(284)
OREO valuations	119	7
OREO (gains) losses, (net)	(82)	12
Pre-tax pre-provision operating earnings (non-GAAP)	$2,952	$1,995

Core non-interest income (non-GAAP):
Non-interest income (GAAP)	$3,298	$3,576
Securities (gains) losses, net	-	(284)
One-time (revenues) expenses	-	(230)
Core non-interest income (non-GAAP)	$3,298	$3,062

Average equity	$89,143	$84,265
Average intangible assets (a)	$5,809	$6,088
Average tangible common equity (non-GAAP)	$83,334	$78,177
Return on average tangible common equity (non-GAAP)	9.32%	7.78%

(a) Excludes mortgage servicing rights